EXHIBIT (c)(iii)

Queensland Treasury Corporation Half-Yearly Report

for the Six Months Ended December 31, 2007

December 2007

Half-Yearly Report

Contents

Role	3
Five-year business summary	4
Chairman’s report	6
Financial Statements	9
Appendix A: Loans to Customers	29
Appendix B: Partners in Financial Markets	36
Appendix C: Update of QTC’s Indicative Borrowing Program for 2006-07	39
Appendix D: Corporate Directory	40

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs, and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, strong commitment and valuable contributions.

Queensland Treasury Corporation

Our Role

QTC is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility to:

•	provide financial and risk management advice and services to the Queensland Government and our Queensland public sector customers

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner, and

•	invest the State’s short-to medium- term cash surpluses, maximising returns to our customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, we may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organization as an extension of their resources, by:

•	providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customer’s debt or to refinance maturing debt.

With responsibility for all of the State’s debt raisings, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies together with our AAA credit rating, result in a low cost of debt for Queensland’s public sector.

Short-to medium- term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund, or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

Five-year business summary

	FINANCIAL YEAR 2003-2004	FINANCIAL YEAR 2004-2005	FINANCIAL YEAR 2005-2006	FINANCIAL YEAR 2006-2007	HALF-YEAR ENDED 31 DECEMBER 2007
FINANCIAL

INCOME STATEMENT ($000)
INTEREST FROM ONLENDINGS	371,737	1,442,995	572,306	768,624	544,541
INTEREST FROM OTHER INVESTMENTS	368,495	719,685	648,578	751,513	469,182
MANAGEMENT FEES	22,144	22,993	22,698	24,820	14,376
INTEREST ON BORROWINGS	468,243	1,849,012	857,281	1,114,884	792,596
INTEREST ON DEPOSITS	239,933	262,307	302,987	316,880	205,523
OPERATING SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX	35,830	57,735	62,310	59,589	20,402
PAYMENT IN LIEU OF INCOME TAX	12,553	11,647	12,741	13,740	7,572
OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX	23,277	46,088	49,569	45,849	12,830

BALANCE SHEET ($000)
TOTAL ASSETS	26,809,429	30,345,228	33,492,178	40,612,318	44,500,269

TOTAL LIABILITIES	26,577,586	30,067,297	33,164,678	40,238,969	44,114,090

NET ASSETS	231,843	277,931	327,500	373,349	386,179

CUSTOMER

SAVINGS FOR CUSTOMERS ($M)
SAVINGS DUE TO PORTFOLIO MANAGEMENT	54.6	(9.1)	46.5	(13.1)	7.1
SAVINGS DUE TO BORROWING MARGIN	63.1	55.8	74.4	82.1	51.5

TOTAL SAVINGS FOR CUSTOMERS	117.7	46.7	120.9	69.0	58.6

CUMULATIVE SAVINGS FOR CUSTOMERS	1,298.8	1,345.5	1,466.4	1,535.4	1,594.0

LOANS TO CUSTOMERS
LOANS ($000)	17,714,737	18,905,621	19,831,582	24,268,854	27,956,844
NUMBER OF ONLENDING CUSTOMERS	308	292	321	313	324

OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)
FLOATING RATE DEBT POOL	0.18	0.16	0.19	0.21	0.20
3 YEAR DEBT POOL	0.22	(0.02)	0.27	0.00	0.07
6 YEAR DEBT POOL	0.28	(0.07)	0.23	(0.06)	0.01
9 YEAR DEBT POOL	0.28	(0.14)	0.20	(0.18)	(0.03)
12 YEAR DEBT POOL	0.34	(0.13)	0.24	(0.22)	(0.03)
15 YEAR DEBT POOL	0.36	(0.15)	0.23	(0.12)	0.00

MANAGED FUNDS
DEPOSITS ($000)	4,476,280	5,220,644	5,329,329	7,352,204	7,636,569
NUMBER OF DEPOSITORS	258	270	253	254	259

	FINANCIAL YEAR 2003-2004	FINANCIAL YEAR 2004-2005	FINANCIAL YEAR 2005-2006	FINANCIAL YEAR 2006-2007	HALF-YEAR ENDED 31 DECEMBER 2007
OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)
CASH FUND	0.18	0.17	0.16	0.17	0.21

FINANCIAL MARKETS
DEBT OUTSTANDING AT MARKET VALUE ($000)	21,702,155	24,582,052	27,519,577	32,420,748	35,994,124

QTC GLOBAL & DOMESTIC BONDS ON ISSUE AT FACE VALUE ($000)[1]	20,496,653	22,186,715	26,903,063	32,404,491	34,760,142

QTC BOND RATES
JUNE 2005	5.45	—	—	—	—
SEPTEMBER 2007	5.70	5.31	6.00	6.37	—
JULY 2009	5.87	5.31	5.99	6.68	7.20
MAY 2010	—	5.34	6.00	6.72	7.27
JUNE 2011	5.98	5.35	6.01	6.74	7.27
AUGUST 2013	6.07	5.36	6.00	6.69	7.09
OCTOBER 2015	6.12	5.37	6.02	6.66	6.92
SEPTEMBER 2017	—	—	—	6.64	6.81
JUNE 2021	6.18	5.40	6.02	6.58	6.73
QTC CAPITAL-INDEXED BOND RATES
AUGUST 2030	—	—	2.51	2.79	2.82

BASIS POINT MARGIN OVER COMMONWEALTH BONDS[2]	19.3	22.5	21.8	33.1	50.4

BASIS POINT MARGIN UNDER NSW TCORP BONDS[2]	3.1	2.5	3.9	1.8	0.2

CORPORATE
NUMBER OF EMPLOYEES	130	122	139	148	155

ADMINISTRATION EXPENSES ($000)	28,403	30, 021	30,249	32,958	14,295

1	Includes current indexed face value of QTC Capital Indexed Bonds.
2	Average margin across yield curve.

Chairman’s report

In a period characterised by turbulence in the global financial markets, Queensland Treasury Corporation (QTC) achieved total savings of $58.6 million for customers, bringing cumulative customer savings to $1.6 billion since QTC’s inception in 1991.

Global economic developments

Over the past four years, the global economy has experienced its strongest sustained period of growth since the early 1970s, with annual global growth of more than 5 per cent. Both the International Monetary Fund and the Organisation for Economic Cooperation and Development, among other global economic-policy institutions, projected that the global economy will continue this growth in 2006, at levels around its long-term trend.

However, the past six months has seen the world economy and, most notably, countries in the developed world (including the United States) challenged by extensive financial market turbulence, rapidly-cooling housing markets and rising prices for food, energy and other commodities. Fortunately, these incidents have occurred at a time when broad-based global economic growth has been supported by strong profits and healthy balance sheets which have, in turn, underpinned investment in the face of financial losses and tighter credit; when high employment growth has boosted incomes and consumption; and when strong growth in the global merchandise trade has been driven primarily by robust demand in emerging economies.

Global inflation remains at generally low levels overall, despite the obvious downside risks to global economic growth resulting from the ‘sub-prime’ mortgage-market crisis in the United States (US). Central banks around the world are well-positioned to successfully mitigate and significant, protracted slowdown in global economic activity, by loosening monetary policy and ensuring sufficient credit is available to financially-sound firms and households.

Domestic economic developments

Against this uncertain global economic backdrop, the Australian economy expanded solidly in the second half of 2007, capping-off 16 consecutive years of growth. The main drivers of economic growth in this period were solid business investment underpinned by strong profits; robust household consumption underpinned by firm employment and wages growth; and stimulative government spending underpinned by buoyant taxation revenues.

While headline inflation decelerated during this period to below the Reserve Bank of Australia’s (RBA) inflation-target band—due largely to base effects as the previous surge in fresh-fruit prices were unwound—underlying inflation intensified. This was primarily driven by stronger broad-based domestic demand; a devastating drought gripping much of eastern Australia and restricting the supply of grain and other soft commodities; and, continued strong global demand for oil, which pushed up domestic retail petrol prices.

In response, market-based interest rates have risen. The RBA raised its official cash rate twice by 25 basis points to 6.75 per cent, the highest level in more than 11 years. Although the major Australian banks source a larger share of their funding from deep retail deposit bases and were, therefore, less impacted by the US ‘sub-prime’ mortgage-market crisis than their international counterparts, wholesale-funding costs have nevertheless risen enough to see banks’ standard variable mortgage rates rise by between 10 and 20 basis points recently. With higher interest rates across the yield curve, especially in the short-to-mid part, and the availability of credit more restricted, tighter financial conditions are expected to have a positive effect on inflation in the period ahead. This does, however, clearly pose a risk to the outlook for domestic economic growth.

Queensland economic developments

The continued strong performance of the Queensland economy in the past six months has again underpinned the favourable domestic economic backdrop. The Queensland economy is forecast to grow by 5.25 per cent in 2007-08, which would exceed growth in the Australian economy for the twelfth consecutive year. Household spending is anticipated to be the main driver of economic growth during this period, reflecting ongoing strength in employment and wages, renewed momentum in housing activity and high population growth. International demand for Queensland’s exports is expected to remain buoyant in 2007-08, reflecting the favourable economic outlook of our major trading partners, including Japan, China and India. Further, as corporate profits in Queensland remain sound, business investment is likely to remain a key driver of economic growth in the period ahead.

State infrastructure growth

Queensland’s growing economy and population continues to place demands on the State’s infrastructure needs and the implementation of Queensland’s $82 billion infrastructure plan—the largest capital works program in Australia. The State’s forecast infrastructure expenditure in 2008 is expected to be around $15 billion and QTC’s borrowings over the next four years are forecast to increase by $32 billion to more than $60 billion of debt on issue.

The growing impact on the State’s borrowing requirements further highlights the critical importance of maintaining the State’s fiscal position, as well as QTC’s strong relationships with its Fixed Income Distribution Group members, which are critical to QTC’s ability to provide tailored financial solutions for our customers and State.

In an environment where infrastructure resources and materials are under pressure we must continue to strive to identify innovative ways for the State to fund its increasing capital works program, by utilising both the private sector and QTC’s debt provision capabilities so as to ensure that the price paid for the services provided is consistent with the risks carried by the parties involved.

Borrowing requirements

This financial year, QTC estimates that it will raise almost $10 billion to fund the State’s total borrowing requirement, as per the 2007-08 State Budget and subsequent mid-year fiscal and economic review.

QTC’s Borrowing Program for the 2007-08 financial year is ahead of schedule, as the flight-to-quality resulting from the recent market liquidity crisis has provided an extremely favourable outcome for Queensland relative to that of other issuers. Following the release of the State’s Mid-Year Budget Review estimates of $9 billion, against planned total State capital expenditure of more than $18 billion in the 2007-08 period.

With our AAA rating and government guarantee, demand for QTC’s securities has been strong despite the current financial market turmoil, as investors have sought investments, with superior credit credentials.

In the period under review, QTC became the first Australian government issuer of New Zealand dollar denominated Kauri bonds, issuing NZD 375 million, with a 10-year maturity, under its Euro Medium-Term Notes program in September.

Credit risk management

As a result of a strong and robust credit framework, QTC has not at this stage incurred any losses on its $16 billion investment portfolio due to the recent liquidity and credit crisis.

In the period under review, QTC continued to maintain a conservative approach to credit risk by reviewing its credit risk policy and monitoring procedures. Our ‘buy and hold’ philosophy with our investment portfolio, together with a conservative approach to credit risk, provided a strong platform from which losses are unlikely to arise. Reflecting our conservative approach QTC undertook a trial exercise in investing in collateralized debt obligations (CDOs). As a result of this trial our assessment was that the asymmetrical nature of the risks involved in CDOs was not an appropriate investment for the funds involved and the trial portfolio and all investments in CDOs were retired prior to the development of the ‘sub prime’ crisis.

However, even with QTC’s strong credit risk framework and history of no losses in its investment portfolio, it does not guarantee that QTC will not incur losses in the future. The ongoing volatility in the capital markets has the potential to cause undue financial pressures on counterparties, including those with a good credit standing.

Financial Markets relationships

To meet the State’s increased funding requirements, our relationships with our investors and financial intermediaries remain critical to the success of this undertaking.

In the last six months we have met, together with our key stakeholder Queensland Treasury, with investors and financial market intermediaries around the globe including Asia, Europe and the United Kingdom, Canada, United States and the Middle East. The value of our long-term relationships with investors and their advisors has never been more certain to us. At the same time we continue to seek opportunities to develop new relationships and develop new funding opportunities.

In addition to our funding task designed to meet the State’s significant capital expenditure program we continue to seek opportunities for our Fixed Interest Distribution Group members to work in partnership with QTC in delivering broader value-adding outcomes for our public sector customers, where there is value for them in doing so.

Looking ahead

In 2008, we look forward to the challenges of assisting Government in the ongoing delivery of the critical projects of the South East Queensland Infrastructure Plan, and the resulting increased demand for our financial advisory work for our customers. It is these opportunities that allow us to fulfil our mandate to add greater value to both our customers’ businesses and to Queensland.

While uncertainty in the global financial markets and the United States sub-prime mortgage crisis has added complexities to our funding task, our prudent levels of liquidity and transparent approach to all of our dealings will help us continue to source the most cost effective funding for the State.

I am confident QTC has the right people, resources and commitment to enable us to maintain our overall position as the foremost semi-government issuer of A$ denominated bonds in both the domestic and offshore markets.

Sir Leo Hielscher AC

Chairman

Interim Financial Statements

For the Half-year ended 31 December 2007

Interim Income Statement

For the half-year ended 31 December 2007

	NOTE	31 DECEMBER 2007	31 DECEMBER 2006
		$000	$000
Income
REVENUE
Interest income	3	1,013,723	809,788
Fees-management	4	14,376	13,341
—professional		135	76
—other		189	251
Amortisation of cross border lease deferred income		4,298	4,382
GAINS
Gain/(loss) on sale of property, plant and equipment		(1)	19

TOTAL INCOME		1,032,720	827,857

EXPENSES
Interest expense	3	998,119	748,118
Administration expenses	5	14,295	15,696
Provisions—co-operative housing societies		14	26

TOTAL EXPENSES		1,012,428	799,840

Share of profit/(loss) from investments accounted for using the equity method	18	110	(79)

OPERATING SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX		20,402	27,938
Payment in lieu of income tax		7,572	6,680

OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX		12,830	21,258

The accompanying notes form part of these financial statements.

Interim Balance Sheet

As at 31 December 2007

	NOTE	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
		$000	$000	$000
Assets
Cash assets	6	100	99	110
Receivables		2,814	2,493	10,611
Prepayments		408	376	208
Financial assets at fair value through profit or loss	7	16,388,854	16,200,405	13,120,475
Derivative financial assets	8	125,033	112,851	85,045
Onlendings	9	27,956,844	24,268,854	21,280,699
Property, plant and equipment	10	23,332	25,485	27,913
Intangible assets		1,515	491	236
Deferred income tax asset		1,079	1,084	1,781
Investments accounted for using the equity method	18	290	180	106

TOTAL ASSETS		44,500,269	40,612,318	34,527,184

Liabilities
Payables		165,552	180,578	200,333
Tax liabilities		7,567	13,485	7,122
Derivative financial liabilities	11	310,278	271,954	160,939
Financial liabilities at fair value through profit or loss	12	43,630,693	39,772,952	33,810,032

TOTAL LIABILITIES		44,114,090	40,238,969	34,178,426

NET ASSETS		386,179	373,349	348,758

Equity
Reserves	13	92,299	83,711	77,880
Retained surplus		293,880	289,638	270,878

TOTAL EQUITY		386,179	373,349	348,758

The accompanying notes form part of these financial statements.

Interim Statement of Changes in Equity

For the half-year ended 31 December 2007

	NOTE	GENERAL RESERVE	CREDIT RISK RESERVE	BASIS RISK RESERVE	RETAINED SURPLUS	TOTAL EQUITY
		$000	$000	$000	$000	$000
Balance at 1 July 2006		39,082	21,321	14,000	253,097	327,500
Operating surplus from continuing operations		—	—	—	21,258	21,258
Transfer from/(to) retained surplus	13	—	2,477	1,000	(3,477)	—

BALANCE AT 31 DECEMBER 2006		39,082	23,798	15,000	270,878	348,758

Balance at 1 January 2007		39,082	23,798	15,000	270,878	348,758
Operating surplus from continuing operations		—	—	—	24,591	24,591
Transfer from/(to) retained surplus	13	—	4,331	1,500	(5,831)	—

BALANCE AT 30 JUNE 2007		39,082	28,129	16,500	289,638	373,349

Balance at 1 July 2007		39,082	28,129	16,500	289,638	373,349
Operating surplus from continuing operations		—	—	—	12,830	12,830
Transfer from/(to) retained surplus	13	—	2,588	6,000	(8,588)	—

BALANCE AT 31 DECEMBER 2007		39,082	30,717	22,500	293,880	386,179

The accompanying notes form part of these financial statements.

Interim Cash Flow Statement

For the half-year ended 31 December 2007

	NOTE	31 DECEMBER 2007	31 DECEMBER 2006
		$000	$000
Cash Flows from Operating Activities
Interest received from onlendings		567,445	453,710
Interest received from investments		526,162	468,368
Interest received from operating leases		3,153	3,509
Fees received—management		14,343	13,336
Fees received—professional		333	194
Fees received—other		189	228
GST paid to suppliers		(291)	(564)
GST refunds from ATO		447	403
GST paid to ATO		(3,835)	(755)
GST received from customers		1,677	875
Interest paid on interest bearing liabilities		(1,218,463)	(894,343)
Interest paid on deposits		(204,779)	(135,253)
Administration expenses paid		(15,137)	(14,725)
Payment in lieu of income tax		(13,485)	(13,163)

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES		(342,241)	(118,180)

Cash Flows from Investing Activities
Net increase in onlendings		(3,875,497)	(1,467,895)
Net proceeds from the (purchase)/sale of investments		(254,328)	362,573
Proceeds from the sale of property, plant and equipment		—	240
Payments for intangibles		(1,136)	(29)
Payments for property, plant and equipment		(484)	(183)

NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES		(4,131,445)	(1,105,294)

Cash Flows from Financing Activities
Net proceeds from interest bearing liabilities		4,025,450	2,288,580
Net increase/(decrease) in deposits		448,237	(1,065,120)

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES		4,473,687	1,223,460

NET INCREASE/(DECREASE) IN CASH HELD		1	(14)
Cash at 1 July		99	124

CASH AT 31 DECEMBER	6	100	110

The accompanying notes form part of these financial statements.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007

1. General Information

Queensland Treasury Corporation is constituted under the Queensland Treasury Corporation Act 1988 (the “Act”), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its activities it has adequate capital to manage its risks.

Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC’s financial information, a general purpose interim financial report has been prepared.

The interim financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. It should be read in conjunction with the annual financial report of Queensland Treasury Corporation as at 30 June 2007.

2. Principal Accounting Policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the half-year ended 31 December 2007 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Interpretations. The financial report complies with Australian equivalents to International Financial Reporting Standards (AIFRS).

HISTORICAL COST CONVENTION

The financial statements have been prepared using the historical cost convention and do not take into account changing money values of current valuations of non current assets unless otherwise indicated.

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the Income Statement, and the share of movements in reserves is recognised in reserves in the Balance Sheet. Investments in joint venture entities are carried at the equity accounted amount.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

(C) SEGMENT REPORTING

QTC operates predominantly in the financial and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short team surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

(D) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

(E) INTEREST INCOME AND EXPENSE

The recognition of investment income and borrowing costs includes net realized gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealized gains/losses arising from holding investment and certain onlendings (interest income) and net unrealized gains/losses from borrowings (interest expense). These unrealized gains/losses are result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

CLASSIFICATION

Management classifies its material financial instruments on initial recognition into the following categories:

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to co-operative housing societies, are included in the Balance Sheet at their redemption value which is representative of market value. Loans to co-operative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used, to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss consist of all other investments including money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

•	INTEREST BEARING LIABILITIES

Interest bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’S domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

•	DEPOSITS

Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Securities which are sold under agreements to repurchase at an agreed price remain as an investment whilst the obligation to repurchase is disclosed as a deposit.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

(G) PAYMENT IN LIEU OF INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC.

In calculating the payment in lieu of income tax, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s Controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised when it is probable that future taxable income will be available against which the temporary differences can be utilised.

(H) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for Note 16 which is rounded to the nearest million dollars.

(I) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

3. Interest Income and Interest Expense

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2007
DESCRIPTION	INTEREST	NET UNREALISED GAIN/LOSS	NET REALISED GAIN/LOSS	TOTAL
	$000	$000	$000	$000
INTEREST INCOME
Onlendings[1]	566,496	(21,955)	—	544,541
Other investments	554,213	(64,369)	(20,662)	469,182

	1,120,709	(86,324)	(20,662)	1,013,723

INTEREST EXPENSE
Interest bearing liabilities	1,091,153	(142,313)	(156,244)	792,596
Deposits	205,650	(127)	—	205,523

	1,296,803	(142,440)	(156,244)	998,119

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2006
DESCRIPTION	INTEREST	NET UNREALISED GAIN/LOSS	NET REALISED GAIN/LOSS	TOTAL
	$000	$000	$000	$000
INTEREST INCOME
Onlendings[1]	453,081	(18,134)	—	434,947
Other investments	430,003	(35,843)	(19,319)	374,841

	883,084	(53,977)	(19,319)	809,788

INTEREST EXPENSE
Interest bearing liabilities	854,508	(79,726)	(125,612)	649,170
Deposits	134,726	222	—	134,948

	989,234	(79,504)	(125,612)	784,118

1	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflect the amount charged to customers.

4. Management Fees

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $5.776 million (2006 $3.515 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

5. Administration Expenses

	31 DECEMBER 2007	31 DECEMBER 2006
	$000	$000
Salaries and related costs	4,801	6,601
Superannuation contributions	1,065	807
Consultants’ fees	1,552	1,403
Outsourced fees	649	524
Depreciation on property, plant and equipment	2,637	3,307
Amortisation on intangibles	112	104
Computer and maintenance charges	790	669
Property charges including rental	698	689
External audit fees	156	155
Internal audit fees	233	200
Staff training and development	155	126
Investor and market relations program	271	239
Other administration expenses	1,176	872

	14,295	15,696

6. Cash

Cash includes only those funds held at bank and does not include money market deposits.

7. Financial Assets at Fair Value through Profit or Loss

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
AUSTRALIA
Money market deposits	1,195	749,202	1,280,350
Discount securities	8,320,038	9,136,761	7,199,083
Commonwealth and state securities[1]	3,516,981	2,429,777	1,064,466
Floating rate notes	3,771,955	2,980,401	2,681,573
Other investments	778,685	904,264	895,003

	16,388,854	16,200,405	13,120,475

1	QTC maintains holdings of its own stocks. These holdings have been excluded from both Financial Assets and Financial Liabilities at Fair Value through Profit or Loss (refer note 12).

The total includes investments made to manage:

•	deposits of $7636.569 million (30 June 2007 $7352.204 million),

•	equity of $386.069 million (30 June 2007 $373.349 million),

•	cross border lease deferred income of $122.626 million (30 June 2007 $126.925 million).

The remaining investments are used to facilitate management of interest rate risk or result from QTC borrowing in advance of requirements.

8. Derivative Financial Assets

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
AUSTRALIA
Interest rate swaps	52,365	82,697	73,915
Cross currency swaps	12,411	—	—
Forward rate agreements	26,283	28,200	9,934

OVERSEAS
Forward exchange contracts	33,959	1,088	202
Credit derivatives	15	866	994

	125,033	112,851	85,045

9. Onlendings

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
Government departments and agencies	4,218,660	2,994,540	1,876,408
Government owned corporations	16,236,817	15,143,495	14,436,990
Local governments	2,909,391	2,932,106	2,545,339
Tollway companies	1,503,363	1,249,534	1,010,818
QTC related entities[1]	313,857	333,012	352,882
Queensland water entities	1,857,334	770,117	231,690
Statutory bodies	901,147	828,340	805,894
Other bodies	12,162	12,914	15,182
Cooperative housing society loans	4,281	4,951	6,651
Provision for impaired loans	(168)	(155)	(155)

	27,956,844	24,268,854	21,280,699

1	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund to purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 12 and note 17). The onlending is offset by a deposit of $315 million (30 June 2007 $333 million) held by QTC on behalf of the lessee of the terminal (refer note 12).

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

10. Property, Plant and Equipment

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
GROSS PROPERTY, PLANT AND EQUIPMENT	46,734	46,482	48,324
Accumulated depreciation	(23,402)	(20,997)	(20,411)

NET PROPERTY, PLANT AND EQUIPMENT	23,332	25,485	27,913

REPRESENTED BY:
Information technology equipment	3,332	3,559	4,804
Accumulated depreciation	(2,721)	(2,800)	(3,629)

	611	759	1,175

Furniture, fittings and office equipment	27,940	27,705	29,052
Accumulated depreciation	(15,735)	(13,970)	(13,212)

	12,205	13,735	15,840

Plant and machinery	15,462	15,218	14,468
Accumulated depreciation	(4,946)	(4,227)	(3,570)

	10,516	10,991	10,898

NET PROPERTY, PLANT AND EQUIPMENT	23,332	25,485	27,913

Reconciliations of the carrying amounts for each class of property, plant and equipment are set our below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT	FURNITURE, FITTINGS AND OFFICE EQUIPMENT	PLANT AND MACHINERY	TOTAL
	$000	$000	$000	$000
Carrying amount at 1 Jul 2006	1,689	18,010	11,560	31,259
Acquisitions	181	2	—	183
Disposals	(221)	—	—	(221)
Depreciation	(474)	(2,172)	(662)	(3,308)
Carrying amount at 31 Dec 2006	1,175	15,840	10,898	27,913

Carrying amount at 1 Jan 2007	1,175	15,840	10,898	27,913
Acquisitions	—	118	749	867
Disposals	(152)	(295)	—	(447)
Depreciation	(264)	(1,928)	(656)	(2,848)

Carrying amount at 30 Jan 2007	759	13,735	10,991	25,485

Carrying amount at 1 Jul 2007	759	13,735	10,991	25,485
Acquisitions	—	240	244	484
Depreciation	(148)	(1,770)	(719)	(2,637)

Carrying amount at 31 Dec 2007	611	12,205	10,516	23,332

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

11. Derivative Financial Liabilities

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
AUSTRALIA
Interest rate swaps	201,972	154,861	110,279
Forward rate agreements	92,634	105,699	46,396

OVERSEAS
Forward exchange swaps	10,622	10,895	—
Cross currency swaps	—	—	4,122
Credit derivatives	5,050	499	142

	310,278	271,954	160,939

12. Financial Liabilities at Fair Value through Profit or Loss

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
DEPOSITS
Government departments and agencies	116,772	81,590	508,042
Government owned corporations	4,033,531	3,890,866	1,199,908
Local governments	1,381,795	1,476,119	1,270,751
Queensland water entities	146,864	244,269	93,537
Tollway companies	102,972	31,511	11,540
Statutory bodies	663,129	621,924	537,670
QTC related entities	56,972	53,152	63,286
Other depositors[1]	392,579	420,300	321,009

	6,894,614	6,819,731	4,005,743
Stock lending	—	279,241	16,165
Repurchase agreements	741,955	253,232	241,997

Total deposits	7,636,569	7,352,204	4,263,905

INTEREST BEARING LIABILITIES

AUSTRALIA
Treasury notes	1,567,575	374,782	380,523
Bonds	19,935,717	20,123,591	17,163,061
Credit foncier loans	1,658	1,908	2,059

	21,504,950	20,500,281	17,545,643

OVERSEAS
Commercial paper	1,518,000	219,400	115,051
Bonds	12,494,359	11,533,429	11,636,825
Medium Term notes	476,815	167,638	248,608

	14,489,174	11,920,467	12,000,484

Total interest bearing liabilities	35,994,124	32,420,748	29,546,127

Total financial liabilities at fair value through profit or loss	43,630,693	39,772,952	33,810,032

1	Includes a security deposit of $315 million (30 June 2007 $333 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

Derivatives used to hedge offshore borrowings result in no net exposure to any foreign currencies.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

13. Reserves

	31 DECEMBER 2007	30 JUNE 2007	31 DECEMBER 2006
	$000	$000	$000
GENERAL RESERVE
Opening balance	39,082	39,082	39,082

Closing balance	39,082	39,082	39,082

CREDIT RISK RESERVE[1]
Opening balance	28,129	21,321	21,321
Transfer from retained surplus	2,588	6,808	2,477

Closing balance	30,717	28,129	23,798

BASIS RISK RESERVE[2]
Opening balance	16,500	14,000	14,000
Transfer from retained surplus	6,000	2,500	1,000

Closing balance	22,500	16,500	15,000

TOTAL RESERVES	92,299	83,711	77,880

MOVEMENTS DURING THE PERIOD
Credit risk reserve	2,588	6,808	2,477
Basis risk reserve	6,000	2,500	1,000

	8,588	9,308	3,477

1.	QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the fund.
2.	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of highly liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident at the 99% level, that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period, will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

14. Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from customers

•	sales and purchases of investments

•	receipt and withdrawal of customers deposits, and

•	interest bearing liabilities.

15. Contingent Liabilities

The following contingent liabilities existed at balance date:

•

A total of $175 million (30 June 2007 $1,186 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote.

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy Corporation Limited, a Queensland Government owned corporation, in the National Electricity Market to the value of $250.0 million (30 June 2007 $200.0 million) which is supported by counter indemnities from the Corporation.

•

QTC has provided guarantees to the value of $107.5 million (30 June 2007 $92.1 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

16. Funding Facilities

FACILITY	CURRENCY	LIMIT	FACE VALUE ON ISSUE 31 DECEMBER 2007	FACE VALUE ON ISSUE 30 JUNE 2007
		$M	$M	$M

ON SHORE FACILITIES

Domestic Benchmark Bond	AUD	UNLIMITED	AUD 21,365	AUD 20,468

Capital Indexed Bond[1]	AUD	UNLIMITED	AUD 571	AUD 278

Treasury Note	AUD	UNLIMITED	AUD 1,577	AUD 380

OFFSHORE FACILITIES

Global Benchmark Bond	AUD	AUD 18,000	AUD 12,824	AUD 11,659

Euro Commercial Paper	Multicurrency	USD 3,000	USD 892	USD 189

US Commercial Paper	Multicurrency	USD 1,500	USD 430	—

Euro Medium Term Note	Multicurrency	USD 3,000	USD 382	USD 135

US Medium Term Note	Multicurrency	USD 500	—	—

1	Includes current indexed face value.

17. Investments in Companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST DECEMBER 2007	VOTING RIGHTS DECEMBER 2007	BENEFICIAL INTEREST JUNE 2007	VOTING RIGHTS JUNE 2007
		%	%	%	%
Queensland Treasury Holding Pty Ltd[2]	Holding company for a number of subsidiaries and investments	40	24	40	24

Queensland Lottery Corporation Pty Ltd[3]	Holds the lottery licence and trademarks on behalf of the State of Queensland	40	24	40	24

DBCT Holdings Pty Ltd[3]	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation Limited[3]	Owns and operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

City North Infrastructure Pty Ltd[3]	Manages the procurement of the Airport Link and Northern Busways project	10	6	10	6

Sunshine Locos Pty Ltd[4]	Dormant	100	100	100	100

2	Queensland Treasury Holdings Pty Ltd holds an interest in Queensland Motorways Limited; 2 of a total 147 960 shares (2006 Nil).
3	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
4	Whilst a controlled entity of QTC, Sunshine Locos Pty Ltd. has not been consolidated into these statements due to its immaterial and dormant status.

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2007—(Continued)

18. Investments Accounted for using the Equity Method

		ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT OWNERSHIP INTEREST
NAME OF ENTITY	PRINCIPAL ACTIVITIES	DECEMBER 2007	JUNE 2007	DECEMBER 2007	JUNE 2007
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurements	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	DECEMBER 2007	JUNE 2007	DECEMBER 2006
	$000	$000	$000
INCOME STATEMENT
Revenues	19,808	28,472	7,743
Expenses	19,587	28,485	7,902

Profit (loss) before income tax expense	221	(13)	(158)
Income tax expense	—	—	—

NET PROFIT (LOSS)	221	(13)	(158)

BALANCE SHEET
Current assets	40,672	41,545	48,038
Non current assets	—	—	—

TOTAL ASSETS	40,672	41,545	48,038

Current liabilities	40,091	32,635	2,938
Non current liabilities	—	8,550	44,885

TOTAL LIABILITIES	40,091	41,185	47,823

NET ASSETS	581	360	215

QTC’s share of the joint venture entity’s result and retained profits for the period ended 31 December 2007, including movements in the carrying amount of the investment consists of:
SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at beginning of period	80	85	85
Share of net result	110	(5)	(79)

SHARE OF RETAINED PROFITS AT END OF PERIOD	190	80	6

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at beginning of period	180	185	185
Investments acquired during the period	—	—	—
Share of net result	110	(5)	(79)

CARRYING AMOUNT AT END OF PERIOD	290	180	106

Certificate of the Queensland Treasury Corporation

We certify that the foregoing financial statements and notes to and forming part thereof are in agreement with the accounts and records of the Queensland Treasury Corporation.

In our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects; and

(ii)	the foregoing half-year financial statements have been drawn up in accordance with AASB 134: Interim Financial Reporting so as to present a true and fair view of the transactions of the Queensland Treasury Corporation for the period 1 July 2007 to 31 December 2007 and of the financial position as at the close of that half-year.

G P Bradley	S R Rochester
Queensland Treasury Corporation	Chief Executive

Brisbane
18 February 2008

Independent Auditor’s Review Report to Queensland Treasury Corporation

MATTERS RELATING TO THE ELECTRONIC PRESENTATION OF THE REVIEWED FINANCIAL STATEMENTS

The review report relates to the financial statements of Queensland Treasury Corporation for the half-year ended 31 December 2007 included on Queensland Treasury Corporation’s web site. The Corporation is responsible for the integrity of Queensland Treasury Corporation’s web site. We have not been engaged to report on the integrity of Queensland Treasury Corporation’s web site. The review report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial statements are concerned with the inherent risks arising from electronic date communications they are advised to refer to the hard copy of the reviewed financial statements, available from Queensland Treasury Corporation, to confirm the information included in the reviewed financial statements presented on this web site.

These matters also relate to the presentation of the reviewed financial statements in other electronic media including CD Rom.

REPORT ON THE INTERIM FINANCIAL REPORT

The financial statements of Queensland Treasury Corporation consist of the interim income statement, interim balance sheet, interim statement of changes in equity, interim cash flow statement, notes to and forming part of the financial statements and certificates given by the Chief Executive and Under Treasurer Queensland Treasury, as the corporation sole, for the half-year ended 31 December 2007.

THE CORPORATION SOLE’S RESPONSIBILITY

The corporation sole is responsible for the preparation and fair presentation of the interim financial report, designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the interim financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the interim financial report based on my review. My review has been conducted in accordance with the Auditing Standard on Review Engagements ASRE 2410 Review of an Interim Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, anything has come to my attention that causes me to believe that the financial report is not presented fairly, in all material respects. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a interim financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorized auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

CONCLUSION

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the interim financial report of Queensland Treasury Corporation does not present fairly, in all material respects, the financial position of the Queensland Treasury Corporation as at 31 December 2007, and of its financial performance and its cash flows for the half-year ended on that date.

G G Poole FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Appendix A: Loans to customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	13,997	18,894	N/A	N/A
CITEC	2,051	1,317	N/A	N/A
Department of Corrective Services	—	439	—	1.71
Department of Education, Training and the Arts	74,240	63,889	4.79	4.52
Department of Emergency Services	3,379	2,393	3.13	2.62
Department of Justice and Attorney General	86,330	78,063	4.96	4.46
Department of Local Government Planning Sport and Recreation	3,683	3,428	N/A	N/A
Department of Main Roads	986,575	900,227	N/A	8.21
Department of Public Works Administrative Services	151,363	143,618	5.43	5.13
Department of Public Works—GoPrint	2,189	2,162	N/A	N/A
Department of Public Works—Qbuild	—	8,017	—	4.91
Department of Public Works—Q-Fleet	286,135	263,402	N/A	N/A
Department of State Development	147,073	141,520	7.35	N/A
Department of the Premier and Cabinet	27,294	17,289	N/A	8.31
Forestry Plantations Queensland	76,503	75,416	5.32	N/A
Monte Carlo Caravan Park Pty Ltd	493	408	2.75	2.24
Queensland Ambulance Service	2,205	1,441	2.04	1.52
Queensland Audit Office	50	—	0.21	—
Queensland Fire and Rescue Authority	4,228	4,058	7.22	6.71
Queensland Health	86,325	113,442	N/A	N/A
Queensland Treasury	972,166	2,313,868	N/A	N/A
Queensland Transport	61,722	57,473	6.84	6.37
Sales and Distribution Services	6,539	7,896	N/A	N/A
TOTAL	2,994,540	4,218,660

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	4,951	4,281	N/A	N/A
TOTAL	4,951	4,281

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	104,827	123,669	N/A	N/A
Central Queensland Port Authority	341,009	383,905	N/A	N/A
CS Energy Ltd	1,080,621	1,052,796	N/A	N/A
Energex Limited	3,183,355	3,179,433	N/A	N/A
Ergon Energy Corporation Limited	2,479,336	2,751,990	N/A	N/A
Eungella Water Pipeline Pty Ltd	34,369	33,394	N/A	9.89
Gateway Investments Corporation Pty Ltd	314,711	—	N/A	N/A
Port of Brisbane Corporation	283,026	389,027	N/A	N/A
Ports Corporation of Queensland	107,786	124,507	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,953,763	2,313,965	N/A	N/A
Queensland Rail	4,550,007	5,144,281	N/A	N/A
Stanwell Corporation Limited	113,834	113,012	N/A	N/A
SunWater	231,458	238,774	N/A	N/A
Tarong Energy Corporation Limited	354,539	378,470	25.49	N/A
Townsville Port Authority	10,584	9,595	4.03	3.53
TOTAL	15,143,495	16,236,817

LOCAL GOVERNMENTS
Aramac Shire Council	30	26	3.42	2.92
Atherton Shire Council	746	654	3.75	3.27
Balonne Shire Council	3,008	2,776	9.42	9.17
Banana Shire Council	1,614	1,343	5.51	5.55
Barcaldine Shire Council	1,947	1,867	15.79	15.42
Barcoo Shire Council	314	113	3.35	7.37
Bauhinia Shire Council	281	269	10.59	10.10
Beaudesert Shire Council	11,821	17,794	7.88	N/A
Blackall Shire Council	972	824	7.68	7.32
Boonah Shire Council	3,887	3,652	13.02	12.81
Bowen Shire Council	6,756	6,024	4.89	4.45
Brisbane City Council	866,765	865,938	13.96	13.99

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
Bulloo Shire Council	1,923	1,726	8.59	8.51
Bundaberg City Council	19,544	17,926	5.93	5.29
Bungil Shire Council	2,472	2,253	8.12	7.88
Burdekin Shire Council	11,304	10,064	6.17	5.89
Burnett Shire Council	12,632	11,480	13.08	13.32
Caboolture Shire Council	16,401	35,713	6.72	N/A
Cairns City Council	61,495	55,935	7.23	8.22
Calliope Shire Council	9,843	9,521	16.84	16.35
Caloundra City Council	98,393	93,778	11.39	10.92
Caloundra/Maroochy Water Supply Board	32,567	50,755	16.81	N/A
Cambooya Shire Council	70	38	1.30	1.02
Cardwell Shire Council	8,779	8,060	13.65	13.81
Carpentaria Shire Council	2,210	2,016	7.86	7.56
Cherbourg Aboriginal Council	238	164	1.52	1.01
Chinchilla Shire Council	2,407	2,305	11.86	11.33
Clifton Shire Council	208	184	11.28	10.82
Cloncurry Shire Council	2,875	2,567	4.34	3.86
Cook Shire Council	3,454	3,348	17.02	16.52
Cooloola Shire Council	4,543	4,082	6.20	5.87
Crow’s Nest Shire Council	5,982	5,615	11.49	11.20
Dalby Town Council	1,460	1,409	14.89	14.37
Dalby Wambo Library Board	19	16	3.00	2.49
Dalby Wambo Salesyard Board	215	208	16.42	15.90
Dalrymple Shire Council	899	809	6.00	5.64
Diamantina Shire Council	1,085	1,033	11.09	10.63
Douglas Shire Council	4,329	3,009	2.86	2.84
Duaringa Shire Council	1,056	931	4.13	3.66
Eacham Shire Council	1,930	1,789	8.79	8.46
Emerald Shire Council	11,700	11,219	16.03	15.67
Emerald/Peak Downs Saleyards Board	166	153	6.06	5.56
Esk Shire Council	2,601	2,092	4.01	3.90
Etheridge Shire Council	503	483	13.46	12.95
Fitzroy Shire Council	1,711	1,454	9.43	10.04
Gatton Shire Council	3,172	2,746	5.54	5.34
Gayndah Shire Council	261	221	7.44	7.69
Gladstone Calliope Aerodrome Board	504	404	2.61	2.17
Gladstone City Council	19,869	16,910	11.77	12.26
Gold Coast City Council	628,871	670,977	N/A	N/A
Goondiwindi Town Council	1,372	1,058	3.73	3.71
Herberton Shire Council	62	—	0.89	—
Hervey Bay City Council	72,653	69,439	13.83	13.44

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
Hope Vale Aboriginal Council	874	852	19.97	19.45
Inglewood Shire Council	77	68	4.71	4.32
Ipswich City Council	92,012	90,089	N/A	N/A
Isis Shire Council	8,855	8,581	17.12	16.63
Jericho Shire Council	29	—	0.32	—
Johnstone Shire Council	13,370	13,168	N/A	N/A
Jondaryan Shire Council	5,619	5,263	14.21	14.12
Kilcoy Shire Council	872	835	15.83	15.46
Kingaroy Shire Council	5,734	4,982	12.60	12.42
Kolan Shire Council	1,545	1,434	11.32	11.15
Laidley Shire Council	4,995	4,705	12.96	12.72
Livingstone Shire Council	30,858	28,987	12.33	12.09
Logan City Council	75,539	62,139	9.65	10.50
Longreach Shire Council	1,287	1,180	15.98	16.35
Mackay City Council	55,238	52,268	12.66	12.33
Mareeba Shire Council	7,256	6,364	7.02	6.95
Maroochy Shire Council	141,953	129,191	5.02	4.52
Maryborough City Council	14,775	14,085	12.95	12.54
McKinlay Shire Council	604	572	10.11	9.65
Mirani Shire Council	2,692	2,506	12.04	11.87
Miriam Vale Shire Council	3,039	2,876	12.28	11.93
Monto Shire Council	895	777	11.25	11.36
Mount Morgan Shire Council	1,248	1,201	16.75	16.38
Mount Isa City Council	2,943	2,471	2.95	2.44
Mundubbera Shire Council	500	475	9.92	9.42
Murgon Shire Council	28	12	0.82	0.32
Murweh Shire Council	2,491	2,381	11.84	11.34
Nanango Shire Council	1,278	1,230	14.82	14.37
Noosa Shire Council	49,750	46,828	11.35	11.02
Paroo Shire Council	2,453	2,335	17.63	17.47
Pine Rivers Shire Council	60,947	54,118	6.97	6.80
Pittsworth Shire Council	976	953	N/A	N/A
Redcliffe City Council	16,801	15,456	6.56	6.31
Redland Shire Council	129,369	112,616	10.77	10.79
Richmond Shire Council	14	15	1.84	1.34
Rockhampton City Council	51,301	48,727	11.27	10.82
Rockhampton District Saleyards Board	1,781	1,721	15.16	14.66
Roma Town Council	8,290	7,934	14.95	14.58
Roma-Bungil Showgrounds & Saleyards Board	334	297	4.33	3.83

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
Rosalie Shire Council	5,732	5,482	15.30	14.95
Sarina Shire Council	5,390	4,641	3.40	2.89
Seisa Island Council	451	399	4.06	3.56
Stanthorpe Shire Council	2,939	2,699	17.13	15.10
Tiaro Shire Council	1,390	1,326	18.39	18.16
Toowoomba City Council	66,826	64,313	13.89	13.51
Torres Shire Council	2,043	1,930	8.83	8.34
Townsville City Council	64,370	61,721	15.75	15.37
Warwick Shire Council	11,226	10,729	13.43	13.02
Whitsunday Shire Council	19,392	17,796	12.36	12.42
Winton Shire Council	2,190	2,036	17.26	17.50
Wondai Shire Council	1,616	1,461	7.51	7.25
TOTAL	2,932,106	2,909,391

STATUTORY BODIES DRINAGE BOARDS
East Deeral Drainage Board	26	22	3.02	2.51
Eugun Bore Water Authority	239	218	5.44	4.93
Matthews Road Drainage Board	14	11	2.57	2.06

GRAMMAR SCHOOLS
Brisbane Girls’ Grammar School	23,808	22,638	12.18	N/A
Brisbane Grammar School	10,526	9,205	4.27	3.84
Ipswich Girls Grammar School	1,385	2,307	8.48	13.08
Ipswich Grammar School	3,422	3,176	6.69	6.19
Rockhampton Girls Grammar School	4,020	3,936	19.47	18.97
Rockhampton Grammar School	3,657	11,180	9.80	16.42
Toowoomba Grammar School	1,284	1,028	2.67	2.17
Townsville Grammar School	10,562	10,021	12.71	12.36

RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	551	509	6.25	5.75

UNIVERSITIES
Griffith University	71,356	65,802	7.13	6.23
James Cook University	25,391	24,531	15.62	15.11
Sunshine Coast University	26,175	24,969	13.75	13.40

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
WATER BOARDS
Avondale Water Board	605	562	6.72	6.22
Fernlee Water Authority	75	72	14.10	13.58
Gladstone Area Water Board	106,784	135,731	N/A	24.35
Glamorgan Vale Water Board	106	95	8.18	8.04
Kelsey Creek Water Board	1,474	1,383	7.87	7.37
Merlwood Water Board	30	12	0.81	0.31
North Burdekin Water Board	349	194	1.07	0.56
Pioneer Valley Water Board	4,348	4,031	7.53	7.05
Riversdale Murray Valley Water Management Board	910	567	10.45	5.69
Six Mile Creek Water Board	45	35	2.10	1.59

WATER SUPPLY BOARDS
Bollon South Water Authority	803	772	12.47	11.96
Bollon West Water Authority	981	946	14.18	13.66
Ingie Water Authority	453	437	13.57	13.07
Townsville Thuringowa Water Supply Board	112,103	108,214	16.10	15.63
OTHER STATUTORY BODIES
Agricultural Colleges	2,704	2,055	2.61	2.31
Island Coordinating Council	671	634	13.42	13.16
Major Sports Facilities Authority	369,290	417,788	N/A	N/A
Mt Gravatt Showgrounds Trust	43	93	2.68	6.77
National Trust of Queensland	906	936	N/A	N/A
Queensland Rural Adjustments Authority	4,777	9,298	4.53	5.57
Queensland Studies Authority	1,961	1,727	3.87	3.38
South Bank Corporation	36,235	35,808	N/A	N/A
State Library of Queensland	272	204	1.91	1.40
TOTAL	828,340	901,147

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2007	AVERAGE EXPECTED TERM (YRS)[1] 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)[1] 31 DEC 2007
	A$000	A$000
QUEENSLAND WATER ENTITIES
QLD Water Infrastructure Pty Ltd	294,308	480,166	N/A	N/A
SEQ Water Facility	191,957	190,243	N/A	N/A
SEQ (Gold Coast) Desalination Company Pty	—	36,107	N/A	N/A
Southern Regional Water Pipeline Company Pty Ltd	—	409,660	N/A	N/A
Western Corridor Recycled Water Pty Ltd	283,852	741,158	N/A	N/A
TOTAL	770,117	1,857,334
SUNCORP-METWAY LTD
Suncorp Metway Facility	2,804	2,434	8.14	7.85
TOTAL	2,804	2,434
TOLLWAY COMPANY
Queensland Motorways Limited	1,249,534	1,503,363	N/A	N/A
TOTAL	1,249,534	1,503,363
QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	333,012	313,857	N/A	N/A
TOTAL	333,012	313,857
OTHER BODIES
Aviation Australia Pty Ltd	2,725	2,624	13.46	12.94
Department of Education and the Arts—State Schools	149	109	1.81	1.34
Parents and Citizens Associations	7,236	6,994	6.25	6.24
TOTAL	10,110	9,727
GRAND TOTAL	24,269,009	27,957,012

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

Unsettled Operating Leases are not included.

1	Average Expected Term—Only includes standard principal and interest accounts

—ignores temporary funding and debt offset facility

—is not applicable for any non-standard principal and interest accounts.

Appendix B: Partners in Financial Markets

31 December 2007

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE

Domestic (Australia)	+61 2 9226 6706
Global (London)	+44 207 378 2070

ABN AMRO BANK NV	TELEPHONE

Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3887

CITI GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE

Domestic (Australia)	+61 2 8225 6099
Global (London)	+44 207 986 9070

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE

Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE

Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931

MACQUARIE BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 9391 3711
Global (London)	+44 203 037 4625

NATIONAL AUSTRALIA BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

ROYAL BANK OF CANADA	TELEPHONE

Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 7056

TORONTO DOMINION BANK	TELEPHONE

Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 628 4334

UBS AG2	TELEPHONE

Domestic (Australia)	+61 2 9324 2000
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE

Domestic (Australia)	+61 2 8204 2740
Global (London)	+44 207 621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Australia and New Zealand Banking Group Ltd	+61 7 3228 3034
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9221 4099
Deutsche Bank AG (Sydney)	+61 2 8258 1444
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744

MULTICURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 3358
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTICURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Barclays Bank Plc (London)	+44 207 623 2323
Citigroup International Plc (Hong Kong)[3]	+852 2501 2690
Deutsche Bank AG (Singapore)	+65 6 883 0808
National Australia Bank Limited (Hong Kong & London)	+852 2526 5891
RBC Capital Markets (Hong Kong & London)	+44 207 029 7009
UBS Ltd (London)	+44 207 329 0203

MULTICURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE

Includes all Domestic and Global A $ Bond Facility Distribution Group[5], and Nomura International Plc (London)	+44 207 521 2000

MULTICURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[6]

PANEL MEMBERS	TELEPHONE

ABN AMRO Incorporated (London)	+44 207 678 3887
Citi (New York)	+1 212 723 6175
Deutsche Bank Securities Inc (New York)[7]	+1 212 250 7179
RBC Capital Markets (New York)	+1 212 858 7380

1  Lead Manager—United States 2  Lead Manager—Europe 3  Lead Arranger 4  Reverse inquiry also permitted 5  Lead Arranger—UBS Ltd (London) 6  Reverse inquiry also permitted 7  Lead Arranger

ISSUING AND PAYING AGENTS FOR QTC	CONTACT	TELEPHONE	FACSIMILE

AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS
Computershare Investor Services Ltd	Markings/Transfers	+61 3 9415 5000 (EXT 6044)	+61 3 9473 2594

AUD GLOBAL BONDS
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2727
		+1 615 835 2728	+1 615 835 2730

EURO COMMERCIAL PAPER
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 3665
+44 207 547 0580

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

EURO MEDIUM-TERM NOTES
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 3665
+44 207 547 0580

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

Appendix C: Update of QTC’s Indicative

Borrowing Program for 2007-08

	2007-08 ORIGINAL	2007-08 MID-YEAR UPDATE
	A$M	A$M
DEBT REFINANCING:
A $ benchmark bonds	3,173	3,173
A $ non-benchmark bonds	97	101
Medium-term notes (MTN)	52	52
Commercial paper[1]	613	613

TOTAL TERM DEBT MATURITIES	3,935	3,939

ADJUSTMENTS:
Forward funding of September 2007 Benchmark Bond maturity	(1,500)	(1,500)
Principal repayments from QTC customers	(600)	(600)

TOTAL REFINANCING	1,835	1,839

NEW BORROWING:
Capital works	8,972	10,772
Forward funding of customer borrowings[2]	(3,219)	(3,219)

TOTAL NEW BORROWING	5,753	7,553

TOTAL PROGRAM	7,588	9,392

1	Commercial paper outstanding as at 30 June 2007.
2	Debt raised for forward funding may be allocated for expenditure in future years.

Over the six months to 31 December 2007, the change in outstandings of QTC’s principal funding sources was:

FUNDING SOURCE	30 JUNE 2007	31 DECEMBER 2007	CHANGE
	A$M	A$M	A$M
Domestic benchmark bonds	20,468	21,365	897
Global benchmark bonds	11,659	12,824	1,164
Capital indexed bonds	268	543	275
Domestic non-benchmark bonds	598	593	(5)
Euro medium-term notes (MTN)	159	470	311
Commercial paper	613	3,105	2,492

TOTAL	33,765	38,900	5,135

Appendix D: Corporate Directory

Queensland Treasury Corporation

LEVEL 14, 61 MARY STREET BRISBANE QUEENSLAND AUSTRALIA

GPO BOX 1096 BRISBANE QUEENSLAND AUSTRALIA 4001

TELEPHONE: +61 7 3842 4600

FACSIMILE: +61 7 3221 4122

INTERNET: www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’c website: www.qtc.com.au. If you would like a report posted to you, please call 61 7 3842 4600. If you would like to comment on our Annual Report, please visit our website and complete the feedback form, which can be downloaded from the home page.

EXECUTIVE

TELEPHONE: +61 7 3842 4611	FACSIMILE: +61 7 3210 0262

TEAMS

FINANCIAL MARKETS
TELEPHONE: +61 7 3842 4789	FACSIMILE: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS)
TELEPHONE: +61 7 3842 4644	FACSIMILE: +61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTERSHARE)
TELEPHONE: 1800 777 166	FACSIMILE: +61 3 9473 2531

GOVERNMENT DEPARTMENTS AND AGENCIES
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

TREASURY SERVICES
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3842 4958

LG INFRASTRUCTURE SERVICES
TELEPHONE: +61 7 3842 4700

CUSTOMER SUPPORT (TRANSACTIONS)
TELEPHONE: +61 7 3842 4650	FACSIMILE: +61 7 3221 2486

LEASING
TELEPHONE: +61 7 3842 4648	FACSIMILE: +61 7 3842 4927

CORPORATE SERVICES
TELEPHONE: +61 7 3842 4872	FACSIMILE: +61 7 3221 4122

CORPORATE ACCOUNTING
TELEPHONE: +61 7 3842 4630	FACSIMILE: +61 7 3221 4122

LEGAL AND COMPLIANCE
TELEPHONE: +61 7 3842 4739	FACSIMILE: +61 7 3236 9031

INFORMATION TECHNOLOGY
TELEPHONE: +61 7 3842 4641	FACSIMILE: +61 7 3210 1198

HUMAN RESOURCES
TELEPHONE: +61 7 3842 4612	FACSIMILE: +61 7 3210 2358

CORPORATE COMMUNICATION
TELEPHONE: +61 7 3842 4685	FACSIMILE: +61 7 3211 3629